PLAN OF RECAPITALIZATION

On October 24, 2017 the Board of Directors of Bagger Dave’s Burger Tavern, Inc. (the “Company”) adopted a resolution declaring it to be in the best interest of the Company and its Shareholders to effectuate a 400-to-1 reverse/forward split of the Company’s Common Stock. In furtherance of that Plan, the Board of Directors hereby submits to the Shareholders of the Company (“Shareholders”) for their approval, the following Plan of Recapitalization:

1.	Amendment to Articles of Incorporation. Subject to approval by the Company’s Shareholders, and subject to the terms of Section 2 and Section 7 of this Plan of Recapitalization, the Company shall file Articles of Amendment (“Amendment”) with the Secretary of State of Nevada which shall amend and restate the Corporation’s Articles of Incorporation, by addi3ng the following paragraph, which will become paragraph C of Article II, as appropriate:

Reverse/Forward Split. Simultaneously with the effective date of this Amendment (the “Effective Time”) each of four hundred (400) shares of the Company’s Common Stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into one (1) share of the Company’s outstanding Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of shares which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (“Old Shares,” whether one or more) shall be entitled to receive upon surrender of such Old Shares to the Company’s transfer agent for cancellation, New Common Stock or certificates representing the number of whole shares of the New Common Stock into and for which the shares of the Old Shares so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Shares shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No fractional shares or certificates of fractional share interests in New Common Stock will be issued to shareholders who own fewer than 400 common shares immediately prior to the Effective Time. Instead of issuing fractional shares to such holders, such fractional shares shall be cancelled and converted into the right to receive payment on a pre-split basis to each holder of fewer than 400 common shares immediately prior to the reverse split date. The cash payment shall be based on the average closing price for the stock on the OTCQB marketplace over a thirty (30) day period prior to the Record Date. That average price shall then be multiplied by the number of pre-split shares below 400 owned by such shareholders, and then the product of that calculation will be increased by a 100% premium. In the event the Company’s transfer agent determines that a holder of Old Shares has not surrendered all of his Old Shares for exchange, the transfer agent shall carry forward any fractional share until all Old Shares of that holder have been presented for exchange such that consideration for fractional shares for any one person shall not exceed the value of 400 pre-split shares, based on the valuation herein. If any New Certificate is to be issued such certificates must be submitted to the Board of Directors for their approval, in their discretion. In addition, if shares of New Common Stock are to be issued in a name other than in the one in which the Old Shares were issued, the Old Shares so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps, if any, shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock or transfer tax stamps to the Old Shares surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Record Date, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Shares are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Articles of Incorporation, as amended, to the “Common Stock” shall, after the Effective Time, refer to the “New Common Stock.” The filing of the Amendment shall not cause any change in the number of shares of any series of Preferred Stock that are issued and outstanding at the time the Amendment is filed.

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Immediately following the Reverse Split, without regard to any other provision of the Articles of Incorporation, each one (1) Common Share, either issued and outstanding or held by the Corporation as treasury stock, and any fractional share held by any shareholder who holds in excess of one (1) share immediately following the Reverse Split, shall be and is hereby automatically reclassified and changed (without any further act) into four hundred (400) fully-paid and non-assessable Common Shares (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable based upon such 400-for-1 ratio), without increasing or decreasing the amount of stated capital or paid in surplus of the Company, provided that no fractional Common Shares shall be issued.

2.	Reverse Split. Immediately upon the effective date of the Articles of Amendment (the “Effective Date”), each four hundred (400) currently outstanding shares of the Company’s common stock (the “Old Common Stock”) shall be converted into one (1) post-Reverse Split fully paid and non-assessable share of the Company’s common stock (the “New Common Stock”).

3.	No Fractional Shares. The Company shall not issue any fractional shares. Instead, Shareholders holding fewer than 400 shares immediately prior the Effective Time will be cancelled and converted into the right to receive payment on a pre-split basis to each holder of fewer than 400 common shares immediately prior to the reverse split date. The cash payment shall be based on the average closing price for the stock on the OTCQB marketplace over a thirty-day period prior to the Record Date of the reverse/forward split. That average price shall then be multiplied by the number of shares below 400 that make up the fractional share of each shareholder, and then the product of that calculation will be increased by a premium of 100%. From and after the Effective Date, Old Common Stock shall be deemed to represent only the right to receive New Common Stock and cash in lieu of any fractional share of New Common Stock to which an individual Shareholder would be entitled.

4.	Forward Split. Immediately following the Reverse Split, without regard to any other provision of the Articles of Incorporation, each one (1) Common Share, either issued and outstanding or held by the Corporation as treasury stock, and any fractional share held by any shareholder who holds in excess of one (1) share immediately following the Reverse Split, shall be and is hereby automatically reclassified and changed (without any further act) into four hundred (400) fully-paid and non-assessable Common Shares (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable based upon such 400-for-1 ratio), without increasing or decreasing the amount of stated capital or paid in surplus of the Corporation, provided that no fractional Common Shares shall be issued.

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5.	Exchange of Old Certificates. As soon as practicable after the Effective Date, the Company shall notify its Shareholders and ask them to surrender their Old Common Stock to the Company’s transfer agent so that the appropriate number of shares of New Common Stock and cash in lieu of any fractional share, may be exchanged therefore. Until so surrendered, each four hundred (400) outstanding shares of Old Common Stock shall be deemed for all corporate purposes to evidence the ownership of one (1) share of New Common Stock, subject to the effect of the forward split.

6.	Stock Option Plans. The number of shares issuable under the Company’s Stock Option Plan (collectively, the “Option Plans”) and the number of shares issuable upon the exercise of options outstanding at the time of the filing of the Articles of Amendment, as well as the price of the exercise thereof shall not be affected as a result of the reverse/forward split.

7.	No Effect. This Plan of Recapitalization shall have no effect on any other class of stock of the Company issued and outstanding, if any, or the surplus or the paid in capital or on the authorized common stock of the Company.

8.	Directors Abandon Plan. The Directors are authorized to abandon the Reverse Split set forth in this Plan of Recapitalization and Amendment at any time prior to the Effective Date, whether before or after approval of the Shareholders of the Corporation.

Authorized and accepted on the date first above written by the Board of Directors.

/s/ T. Michael Ansley
T. Michael Ansley, President

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